Exhibit 99-B.4.13

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract and certificate are hereby endorsed as follows:

New sections entitled "Withdrawal Frequency and Amounts" and "Early Withdrawal Charge Schedule" are added to the Contract Schedule to include the following language:

Withdrawal Frequency and Amounts

              Variable Annuity Withdrawals: Under a Variable Period Certain Annuity, full or partial withdrawals are allowed, provided that under a partial withdrawal the remaining Annuity payments would equal $50 or more.

Early Withdrawal Charge Schedule

                                                                                           Early Withdrawal Charge
              Number of Years from Account Effective Date                                (% of Withdrawal Value)
              -----------------------------------------------------------------------------------------------------
              Fewer than 1                                                                          7%

              1 or more, but fewer than 2                                                           6%

              2 or more, but fewer than 3                                                           5%

              3 or more, but fewer than 4                                                           4%

              4 or more, but fewer than 5                                                           3%

              5 or more, but fewer than 6                                                           2%

              6 or more, but fewer than 7                                                           1%

              7 or more                                                                             0%

              If the Account is established as a rollover from another contract issued by Aetna or an affiliate, the early withdrawal charge will be determined according to the effective date of the account under such predecessor contract.

New sections entitled "Withdrawal/Partial Withdrawal" and "Withdrawal Value" are added to "Benefit Provisions" to include the following language:

4.02       Withdrawal/Partial Withdrawal

              For any portion of the Account value applied as a Variable Period Certain Annuity, the Certificate Holder may elect to receive the withdrawal value of all or a portion of the Guaranteed Payments. If a portion of the Guaranteed Payments under a Variable Period Certain Annuity is withdrawn, the remaining Variable Annuity payments will be reduced pro-rata from all of the Funds or otherwise as the Certificate Holder so designates. Withdrawals may be subject to an early withdrawal charge as shown on the Contract Schedule.









SPIAEVW(GR)99

4.03       Withdrawal Value

              Under a Variable Period Certain Annuity, the withdrawal value is equal to the present value of the remaining Guaranteed Payments calculated using the Variable Annuity Assumed Annual Net Return Rate stated on the Specifications page.

              All withdrawal values will be determined as of the Valuation Date next following when a written request for withdrawal is received in good order by Aetna at its home office.

Endorsed and made a part of the Contract on the Contract Effective Date and the certificate on the Account Effective Date.





                                        /s/  Thomas J. McInerney
                                        ----------------------------------------
                                        President
                                        Aetna Life Insurance and Annuity Company













SPIAEVW(GR)99